 EXHIBIT 10.3 FAHNESTOCK VINER HOLDINGS INC. FORM 8-K DATED JANUARY 17, 2003 NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT is made as of the 9th day of December 2002.

BY: CIBC WORLD MARKETS CORP., a Delaware Corporation ("CIBCWM")

and

CANADIAN IMPERIAL BANK OF COMMERCE, a bank under the laws of Canada

IN FAVOUR OF: VINER FINANCE INC., a corporation incorporated under the laws of Delaware

and

FAHNESTOCK & CO. INC., a corporation incorporated under the laws of New York

(collectively referred to herein as, the "Purchaser")

RECITALS:

A. Pursuant to the Asset Purchase Agreement, the Purchaser has agreed to purchase certain of the property and assets used primarily in the Brokerage Business, as currently conducted by CIBCWM in the U.S.;

B. The obligations of the Purchaser under the Asset Purchase Agreement are subject to the condition that CIBCWM execute and deliver this Non-Competition Agreement;

C. The Purchaser acknowledges that, in addition to the Brokerage Business, CIBCWM currently carries on in the U.S. (independently and in conjunction with other subsidiaries and affiliates of Canadian Imperial Bank of Commerce (Canadian Imperial Bank of Commerce and its subsidiaries and affiliates, including CIBCWM, are collectively referred to herein as, "CIBC") a merchant banking business, and a full service investment banking and securities business serving institutional and other non-retail market segments;

D. CIBC acknowledges that at the closing of the transaction, CIBC will cease to carry on in the U.S. the Brokerage Business and that the re-establishment of such a business by CIBC within a reasonable period of time following closing of the transaction contemplated in the Asset Purchase Agreement would diminish the value of the Brokerage Business to the Purchaser; and

E. This Agreement is intended to recognize the Purchaser’s interest in CIBC not re-establishing a Brokerage Business in the U.S. within a reasonable period of time, and the interest of CIBC in being free to continue to carry on its other existing businesses in U.S. and elsewhere.

NOW THEREFORE in consideration of the foregoing and other good and valuable consideration given by the Purchaser to CIBC, CIBC agrees with the Purchaser as follows:

1. Definitions

"Asset Management Business" has the meaning ascribed to it in the Asset Purchase Agreement.

"Asset Purchase Agreement" means an agreement dated as of December [9], 2002 among Fahnestock Viner Holdings Inc., Viner Finance Inc., CIBC and CIBCWM.

"Brokerage Account" means a Retail Account or a Coverage Account.

"Brokerage Business" has the meaning ascribed to it in the Asset Purchase Agreement.

"Brokerage Closing Date" has the meaning ascribed to it in the Asset Purchase Agreement.

"Brokerage Services" means the type of brokerage services provided as part of the Brokerage Business.

"CIBCWM" means CIBC World Markets Corp.

"Coverage Account" means an account listed on the coverage list attached hereto as Schedule A, which Schedule A forms a part of this agreement.

"New Issues" means the offer or sale of (i) newly issued securities or (ii) securities for which the offer and sale is registered with the U.S. Securities and Exchange Commission.

"Restricted City" means any city in the U.S. in which CIBCWM operated a retail branch that engaged in the Brokerage Business as of the Brokerage Closing Date and was transferred to Purchaser pursuant to the Asset Purchase Agreement.

"Retail Account" means an account of a Retail Client.

"Retail Branch" means a branch office as such term is defined in Rule 3010(g) of the Conduct Rules of the National Association of Securities Inc. and includes a branch office that is a satellite or independent office.

"Retail Clients" means (a) a natural person in his or her personal capacity, (b) a trust or other entity created for the benefit of a natural person in his personal capacity and/or his or her immediate family, or (c) a private company or other entity controlled by a natural person in his or her personal capacity and/or his immediate family, and for greater certainty does not include (i) a corporate, institutional or government client which is not covered by clauses (b) or (c) above, (ii) a client who is an employee of CIBCWM or any of its affiliates, or (iii) a client resident in the U.S. who established an account prior to the Brokerage Closing Date with one of CIBCWM’s affiliates located outside of the U.S.

"Special Products" means one or more of derivative products, structured financial products, prime brokerage services (except Coverage Accounts) and other similar products and services.

"Subsidiary" has the meaning ascribed to it in the Asset Purchase Agreement.

"U.S." means the United States of America.

Capitalized terms not defined in this agreement have the meanings ascribed to them in the Asset Purchase Agreement.

2. Non-Competition

CIBCWM shall not (and will ensure that each of its Subsidiaries does not), for the period from the Brokerage Closing Date until March 31, 2003, directly or indirectly, in any manner whatsoever provide Brokerage Services to any Brokerage Account;

CIBCWM shall not (and will ensure that each of its Subsidiaries does not), from the Brokerage Closing Date until the earlier of (a) two years after the Brokerage Closing Date and (b) the date on which CIBCWM ceases to provide research to Purchaser pursuant to the Research Agreement (the "Termination Date"), assign sales coverage or provide research to any Coverage Account;

CIBCWM shall not (and will ensure that each of its Subsidiaries does not), for a period of three years after the Brokerage Closing Date, (i) open a Retail Branch in a Restricted City if such Retail Branch carries on a business which is the same as or substantially similar to or competes with or would compete with the Brokerage Business, nor (ii) provide Brokerage Services to any Retail Account.

3. Exceptions

Notwithstanding section 2, nothing shall prevent:

3.1 CIBC from providing Brokerage Services to any Coverage Account if such Brokerage Services constitute trading in response to an electronic bid or offer, or are Brokerage Services provided in connection with New Issues, or constitute the provision of Special Products;

3.2 CIBC from effecting a merger, amalgamation or other business combination transaction in which CIBC is a constituent corporation to such merger, amalgamation or other business combination transaction ("Parent Bank Merger") with a Person who has a business in the U.S. that is the same as or substantially similar to or which competes with or would compete with the Brokerage Business, provided that (i) CIBCWM does not own the Trademarks at the time of the Parent Bank Merger or, (ii) in the event that CIBCWM owns or has the contingent right to acquire the Trademarks at the time of the Parent Bank Merger, CIBCWM permanently transfers the Trademarks to Purchaser;

3.3 CIBC (or any of its subsidiaries) from effecting an acquisition, merger, business combination or similar transaction other than a Parent Bank Merger ("Merger") with a Person ("Target") whose business, directly or indirectly, derives 25% or less of its total revenues during the 12 month period prior to the time the Merger is announced from business in the U.S. that is the same as or substantially similar to or which competes with or would compete with the Brokerage Business; provided, however, that following the Merger, CIBCWM or the resulting Person from the Merger shall not open a new Retail Branch that carries on a business that is the same as or substantially similar to or which competes with or would compete with the Brokerage Business in a Restricted City until the expiration of three years from the Brokerage Closing Date, except: (i) in a Restricted City in which Target had a Retail Branch prior to the announcement of the Merger or (ii) in the event that CIBCWM owns or has the right to acquire the Trademarks at the time of the Merger, in Restricted City in which Target had a Retail Branch for a period of one year prior to the announcement of the Merger

3.4 CIBCWM and its affiliates from effecting or recommending transactions, either as principal or as agent on behalf of third parties, in the ordinary course of the business of CIBCWM and its affiliates, in, relating to or involving:

(a) (i) securities of companies engaged in businesses competitive with the Brokerage Business, including transactions in which CIBCWM or its affiliates are acting as an investment banking organization providing advisory services, or (ii) the provision of investment banking services to investment advisors, mutual funds, investment companies, or broker/dealers or services as an underwriter or placement agent of securities, or market maker, specialist, arbitrageur or block positioner in such securities, and financial assets and liabilities and the related factoring and servicing operations of CIBCWM and its affiliates, including, without limitation, transactions involving deposit account, commercial and consumer loans, commercial and residential mortgages, government-backed or government-insured asset-related securities, accounts receivables and other evidences of indebtedness;

3.5. CIBCWM or any of its affiliates from engaging in a strategic transaction (other than a Parent Bank Merger or Merger, as defined in Section 3.2 and Section 3.3, respectively) with any Person, provided that CIBCWM and its affiliates: (i) do not provide or make available to such business any intellectual property or other CIBCWM proprietary information which is the subject matter of the Asset Purchase Agreement, (ii) do not engage in marketing or promotion in respect of any business in the U.S. that is the same as or substantially similar to or which competes with or would compete with the Brokerage Business and (iii) do not otherwise participate in the management or operation of any business in the U.S. that is the same as or substantially similar to or which competes with or would compete with the Brokerage Business;

3.6. CIBCWM or any of its affiliates from providing execution or Brokerage Services directly related to employee stock option plan service contracts through accounts, which may include accounts for this purpose only for corporate clients and employees within the U.S.;

3.7. CIBCWM or any of its affiliates from completing existing OTC derivative transactions; or

3.8 CIBCWM or any of its affiliates from providing Brokerage services to their employees, including, but not limited to, Retained Employee Customer Accounts (as defined in the Asset Purchase Agreement).

4. Non-Solicitation

CIBC agrees that for a period of three years from and after the Brokerage Closing Date, without the prior written consent of Purchaser, CIBC shall not, (A) directly or indirectly or through an intermediary, solicit, induce or encourage any broker, manager or executive of Purchaser or its Affiliates, to terminate such person’s employment relationship with Purchaser or its Affiliates, as the case may be; provided, that the foregoing shall not apply to (i) general solicitations through general advertising, general internet postings or other similar non-targeted advertising of employees by CIBC and (ii) solicitations conducted by an entity that is acquired by or merged with CIBC or its Affiliates so long as such solicitations were conducted prior to the date of such acquisition or merger and (B) employ, directly or indirectly, any broker, manager or executive of Purchaser or its Affiliates if such broker, manager or executive is indebted to Purchaser or its Affiliates pursuant to Purchaser’s broker retention programs or pursuant to the Broker Loans (as defined in the Asset Purchase Agreement) assigned by CIBC to Purchaser pursuant to the Loan Assignment Agreement (as defined in the Asset Purchase Agreement).

5. Acknowledgements and Agreements

CIBCWM acknowledges and agrees that:

5.1. the covenants contained herein are intended to ensure that the Purchaser receives the full benefit of the goodwill of the Brokerage Business; and

5.2 Purchaser is relying on the acknowledgements and agreements contained herein in connection with its purchase of the Brokerage Business.

6. Invalidity of Provisions

Each of the provisions contained in this agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provisions hereof. To the extent permitted by applicable law, the parties waive any provision of law that renders any provision of this agreement invalid or unenforceable in any respect.

7. Remedies

CIBCWM acknowledges that a breach or threatened breach by CIBCWM or any of its affiliates of any provision of this agreement could result in the Purchaser suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, CIBCWM agrees that, in addition to any other relief to which the Purchaser may become entitled, the Purchaser shall be entitled to seek interim and permanent injunctive relief, specific performance and other equitable remedies.

CIBCWM expressly acknowledges that this agreement is reasonable and valid in all respects and irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the territory or the duration and scope of this agreement) in any proceeding to enforce any provision of this agreement.

CIBCWM shall, at its own expense, take all lawful actions, including legal proceedings, to prevent or stop any violation, contravention or breach of this agreement. In the absence of such action by CIBCWM, the Purchaser may take such action in its own name or otherwise.

CIBCWM shall immediately notify the Purchaser of any violation, contravention or breach of this agreement as soon as it becomes aware of any such event.

8. Amendment

No modifications, amendment or waiver of any of the provisions of this agreement shall be effective unless made with the prior written consent of the parties hereto.

9. Enurement

This agreement shall enure to the benefit of the Purchaser, its successors and assigns, and shall be binding upon CIBC and its respective successors, and assigns.

10. Waiver

No waiver of any of the provisions of this agreement shall be deemed to constitute a waiver of any other provision (whether or not similar); nor shall waiver be binding unless executed in writing by the party to be bound by the waiver.

No failure on the part of any party to exercise, and no delay in exercising any right under this agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any such right preclude any other or further exercise of such right or the exercise of any other right.

11. Governing Law

This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

IN WITNESS WHEREOF the parties have executed this agreement.

CIBC WORLD MARKETS CORP.

by: /s/ Michael Capatides

Name: Michael Capatides

Title: General Counsel

CANADIAN IMPERIAL BANK OF COMMERCE

by: /s/ Gerry McCaughey

Name: Gerry McCaughey

Title: Senior Executive Vice President

VINER FINANCE INC.

by: /s/ Elaine Roberts

Name: Elaine Roberts

Title: President

FAHNESTOCK & CO. INC.

by: /s/ A.G. Lowenthal

Name: A.G. Lowenthal

Title: CEO and Chairman of the Board